EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-47605 and 333-144580) pertaining to The Retirement and Savings Plan for Amgen Manufacturing, Limited of our report dated June 15, 2009, with respect to the financial statements and schedule of The Retirement and Savings Plan for Amgen Manufacturing, Limited included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

San Juan, Puerto Rico

June 22, 2009